Exhibit 10.01

Buildablock Corp.
382 NE 191st Street, #83251
Miami, FL  33179-3899

July 2, 2012

Daniel J. Krofcheck
8 Cramden Drive
Monterey, CA  93940

Dear Dan,

On behalf of Buildablock, I am delighted to offer you the position of Executive Vice President and Chief Financial Officer of Buildablock Corp. The offer of employment made in this letter is subject to the approval of Buildablock’s Board of Directors, which we expect to obtain on July 6, 2012.

Your initial compensation package will consist of a grant of 250,000 stock options with an exercise price of $0.50 per share (or, if greater, the closing price of the company’s shares on the over-the-counter bulletin board on the grant date). The option will be subject to approval by Buildablock’s Board of Directors, which is expected on July 6, 2012. The options will vest 50% on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary of the grant date, subject to the terms of the stock option agreement and the Buildablock Corp. 2012 Equity Incentive Plan.

As an employee of the company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the company or third-parties doing business with the company. As such, you will be required to sign an employee confidentiality agreement.

Your employment with the company is “at-will”. This means that either you or the company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Buildablock is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Buildablock. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.

If you accept this offer, the terms described in this letter and the employee confidentiality agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company. If accepted, your first day of employment is anticipated to be July 6, 2012.

If you agree with all the terms and conditions set forth in this letter, please sign below and return it to me. We look forward to your positive response and are very excited about your joining us.

Sincerely,

/s/ Gary Oberman
Gary Oberman
President and Chief Executive Officer
Buildablock Corp.

OFFER ACCEPTANCE

I understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the company has made no other promises other than what is outlined in this letter and that it contains the entire offer the company is making to me and I accept this offer.

/s/ Daniel J. Krofcheck
Daniel J. Krofcheck
Dated: July 2, 2012

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